Exhibit 8(c)(4)

2nd Addendum to Participation Agreement (Federated)

SECOND ADDENDUM TO FUND PARTICIPATION AGREEMENT

THIS SECOND ADDENDUM TO FUND PARTICIPATION AGREEMENT (“Second Addendum”) is by and between TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY (“Insurer”) and FEDERATED SECURITIES CORP. (“FSC”).

W I T N E S S E T H:

WHEREAS, FSC and Insurer are parties to that certain Fund Participation Agreement dated as of July 21, 2011 (the “FPA”);

WHEREAS, a First Addendum to Fund Participation Agreement (“First Addendum”) was executed by the parties on August 3, 2012;

WHEREAS, this Second Addendum replaces the First Addendum in its entirety, to correct an error in the First Addendum;

WHEREAS, FSC and Insurer desire to enter into this Second Addendum to describe certain supplemental payment arrangements between Insurer and FSC;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. FSC shall pay Insurer an additional asset based fee as a supplemental payment (“Supplemental Payments”) at the annual rates listed in Exhibit A attached hereto on the aggregate average monthly net asset value of Shares held in accounts of the Funds listed in Exhibit A for which Insurer provides services under the FPA and which are attributed to Insurer under dealer numbers (“Dealer Number”) listed on Exhibit A, effective as of the date listed on Exhibit A.

2. Any Supplemental Payments shall be paid in accordance with each Fund’s regular payment schedules, but no less frequently than quarterly.

3. The Supplemental Payments described shall be paid from the assets of FSC or an affiliate and not from the assets of any Fund.

4. The parties acknowledge that the Supplemental Payments are not paid for inclusion in any “preferred provider” or similar preferred marketing program.

5. This Second Addendum does not relieve either party from any obligations under the FPA. This Second Addendum supersedes any prior supplemental payment agreements between the parties (not including any supplemental payment arrangements set forth in Schedule 1 to the FPA).

6. In connection with its receipt of the Supplemental Payments, Insurer shall comply with all federal and state laws and all applicable rules and regulations issued by agencies having supervisory authority over Insurer, including but not limited to all applicable provisions of the rules referred to in the Financial Industry Regulatory Authority rule book as the “NASD Rules” (“Applicable Law”). Accordingly, Insurer represents and warrants to FSC that, if required by Applicable Law, appropriate steps have been taken to notify Insurer’s clients of the existence of the arrangement described herein and if required, obtain their written acknowledgement and consent with respect to Insurer’s receipt of any Supplemental Payments described herein.

7. The parties acknowledge that all of the representations, warranties, indemnifications, and undertakings made in the FPA shall continue to be true as of the date of this Second Addendum and will continue in full force and effect as if made in this Second Addendum. If the terms of the FPA conflict with the terms of this Second Addendum, the terms of this Second Addendum shall control.

8. This Second Addendum shall be effective July 21, 2011.

9. This Second Addendum may be terminated by any party without cause by giving the other party at least thirty (30) days’ written notice of its intention to terminate, and shall terminate automatically upon termination of the FPA.

10. This Second Addendum may be amended only by a written instrument signed by both parties. Notwithstanding the foregoing, FSC may amend, at any time, in good faith and in the ordinary course of its business, the Fund(s), the Supplemental Payments and the Dealer Number(s) subject to this Second Addendum to account for adjustments in waivers and approved fees, new funds, fund reorganizations and liquidations, changes in dealer numbers, and similar items or events relating to the operation or distribution of the Fund(s), and in each case consistent with amendments FSC makes for other financial intermediaries with similar agreements with FSC upon written notice to Insurer in accordance with the notice provision set forth in the FPA.

11. Unless otherwise specified, capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to them in the FPA.

IN WITNESS WHEREOF, this Second Addendum has been executed as of the date set forth below by a duly authorized officer of each party.

TRANSAMERICA ADVISORS LIFE		FEDERATED SECURITIES CORP.
INSURANCE COMPANY

By:	/s/ Arthur D. Woods	By:	/s/ Thomas E. Territ

Name:	Arthur D. Woods	Name:	Thomas E. Territ
Title:	Vice President	Title:	President
Date:	11/14/2012	Date:	11/21/2012

EXHIBIT A TO

SECOND ADDENDUM TO FUND PARTICIPATION AGREEMENT by and between TRANSAMERICA

ADVISORS LIFE INSURANCE COMPANY and FEDERATED SECURITIES CORP.

LIST OF FUNDS, SUPPLEMENTAL PAYMENT RATES, and DEALER NUMBERS

Version 1 – July 21, 2011

Fund
(Portfolio name if series fund; see prospectus for entire fund name)	Share Class	Supplemental Payment Rate
Federated Capital Appreciation Fund II	P	0.10%
Federated Kaufmann Fund II	P	0.10%

Dealer Number
50425